Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

XPO Logistics, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-176700, 333-112899 and 333-193582) and on Form S-8 (Nos. 333-166986 and 333-183648) of XPO Logistics, Inc. of our report dated February 25, 2014, with respect to the consolidated balance sheets of XPO Logistics, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, cash flows, and stockholders’ equity, for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting, which report is included in the December 31, 2013 annual report on Form 10-K of XPO Logistics, Inc.

Our report dated February 25, 2014 on internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, 3PD, Inc.’s (3PD), Optima Service Solution, LLC’s (Optima), and National Logistics Management’s (NLM) internal control over financial reporting associated with total assets of $554,754,147, and total revenues of $140,001,400, included in the consolidated financial statements of XPO Logistics, Inc. and subsidiaries as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of 3PD, Optima and NLM.

(signed) KPMG LLP

Chicago, IL.

February 25, 2014